Exhibit 4.4

TOWER SEMICONDUCTOR LTD.
2009 EMPLOYEE SHARE INCENTIVE PLAN
NOTICE OF GRANT

for grantees who are not residents of the state of israel and not citizens or resident aliens of the united states
("foreign residents")

Date: ____________

Dear Name:

I am pleased to inform you that the Board of Directors of Tower Semiconductor Ltd. (the “Company”) has decided to grant you the following options to purchase ordinary shares of the Company, nominal value NIS 1.00 each, subject to the terms and conditions of the Plan (including the Addendum for US citizens or residents), as follows:

Total Number of Shares covered by this Option Grant:	Number of Shares subject to Option Grant
Exercise Price Per Share:	$ ___ Notwithstanding the above, the exercise price will not be lower than the nominal value of the Shares
Date of Option Grant:
Options Expiration Date:
7 Years from Grant Date.

If your employment with the Company is terminated voluntarily by you or is terminated by the Company for any reason (other than as set forth in the Plan), vested Options that have vested as of the effective date of termination may be exercised within ninety (90) days after your last day of employment with the Company.

Vesting Schedule:	(a) 50% Options shall vest on ________; (b) 50% Options shall vest on ________; All vesting is subject to the Grantee continuing to be an Employee on such vesting date.

Capitalized terms not defined in this Notice shall have the meaning ascribed to them in the Plan, including the Addendum for Foreign Residents.

TOWER SEMICONDUCTOR LTD.
2009 EMPLOYEE SHARE INCENTIVE PLAN
NOTICE OF GRANT

The Options pursuant to this letter will be issued once you sign:  (i) this Notice and (ii) any other form which is required under applicable law and which will be provided to you by the Company, and return them to the Company. The forms referred to above must reach the Human Resources Manager only, no later than ________ on 15:00. No Award will be granted to you if the forms are not returned by such date. If you are unable to return the forms by such date, you may contact the CFO or VP Human Resources of the Company, who is authorized, at his/her discretion, to extend such date, but in any event no later than ________.

Please note that Tower Semiconductor Limited does NOT undertake to cause the options covered by this Option Grant to qualify for any beneficial tax treatment which may be available in your country of residence, citizenship or employment.  Tower Semiconductor Limited does NOT assume any responsibility for the payment or withholding of taxes or the reporting of income in your country of residence and/or citizenship in connection with the Option Grant, the exercise of the options or the sale of the ordinary shares.

Sincerely, Tower Semiconductor Limited

Name of Employee: _____________________ Employee signature: _____________________ Employee ID number: _____________________ Employee address: _____________________	Date: _____________

2